Exhibit 99.1

Pegasystems Appoints Christopher Lafond to its Board of Directors

CAMBRIDGE, Mass. – April 24, 2019 – Pegasystems Inc. (NASDAQ: PEGA), the software company empowering digital transformation at the world’s leading enterprises, today announced it has appointed Christopher Lafond to its board of directors. Mr. Lafond brings to Pega more than two decades of executive leadership experience working with large, publicly-traded, multinational companies.

Mr. Lafond, 53, currently serves as chief financial officer and board member for Insurity, a property and casualty insurance technology and services provider. He has deep experience developing and executing long range corporate initiatives while maintaining focus on the business models and strategic objectives that maximize value creation.

Previously, he was executive vice president and chief financial officer of Intralinks, a global leader in secure content collaboration software-as-a-service (SaaS) solutions. Prior to that, Mr. Lafond held a number of executive positions at Gartner, including chief financial officer and executive vice president, where he developed a financial strategy that resulted in a seven-times increase in market cap through the delivery of consistent double-digit organic revenue growth. He has also served as a member of the board for SiriusDecisions.

He holds a B.A. in economics from the University of Connecticut, and an M.B.A. from the Columbia University Graduate School of Business.

Quotes & Commentary:

“Chris’ blend of financial leadership and industry expertise working with large, publicly traded companies makes him ideally positioned to offer fresh perspective on driving successful business strategies,” said Alan Trefler, founder and CEO, Pegasystems. “We look forward to his contributions as Pega continues to grow and innovate.”

“As a key driver behind many of the world’s foremost organizations’ digital transformation success stories, Pega has proven itself to be an industry leader,” said Mr. Lafond. “I am excited to work with the management team and fellow board members to contribute to such an innovative company and its clients.”

About Pegasystems

Pegasystems Inc. is the leader in software for customer engagement and operational excellence. Pega’s adaptive, cloud-architected software – built on its unified Pega PlatformTM – empowers people to rapidly deploy and easily extend and change applications to meet strategic business needs. Over its 35-year history, Pega has delivered award-winning capabilities in CRM and digital process automation (DPA) powered by advanced artificial intelligence and robotic automation, to help the world’s leading brands achieve breakthrough business results. For more information on Pegasystems (NASDAQ: PEGA) visit http://www.pega.com/.

Press Contact:

Ilena Ryan

Pegasystems Inc.

ilena.ryan@pega.com

(617) 866-6722

Twitter: @pega

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